Exhibit 8.1
MAYER s BROWN
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
March 10, 2009
PROLOGIS
4545 AIRPORT WAY
DENVER, COLORADO 80239

Re:	Status as a Real Estate Investment Trust;
Information in the Registration Statement under “Federal Income Tax Considerations Relating to the Plan” & “Federal Income Tax Considerations Relating to ProLogis’ Treatment as a REIT”
Ladies and Gentlemen:
     In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), by ProLogis, a Maryland real estate investment trust (the “Company”), you have requested our opinions concerning (i) the qualification and taxation of the Company as a real estate investment trust (“REIT”), and (ii) the information in the Registration Statement under the headings “Federal Income Tax Considerations Relating to the Plan” and “Federal Income Tax Considerations Relating to ProLogis’ Treatment as a REIT.”
     In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.
     In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company and its relevant subsidiaries. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.
     Our opinions expressed herein are based on the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material
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March 10, 2009

change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.
     Based upon and subject to the foregoing, it is our opinion that:
     1. Beginning with the Company’s taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.
     2. The information in the Registration Statement under the headings “Federal Income Tax Considerations Relating to the Plan” and “Federal Income Tax Considerations Relating to ProLogis’ Treatment as a REIT,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.
     Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the captions “Federal Income Tax Considerations Relating to the Plan” and “Federal Income Tax Considerations Relating to ProLogis’ Treatment as a REIT” in the Registration Statement.
Sincerely,
/s/ Mayer Brown LLP